EX-99.B(j)(A)

Consent of Independent Registered Public Accounting Firm

The Board of Trustees of

Wells Fargo Funds Trust:

We consent to the use of our reports for the California Tax-Free Money Market Fund, California Tax-Free Money Market Trust, Cash Investment Money Market Fund, Government Money Market Fund, Liquidity Reserve Money Market Fund, Minnesota Money Market Fund, Money Market Fund, Money Market Trust, National Tax-Free Money Market Fund, National Tax-Free Money Market Trust, Overland Express Sweep Fund, Prime Investment Money Market Fund, Treasury Plus Money Market Fund and the 100% Treasury Money Market Fund of Wells Fargo Funds Trust, dated May 19, 2005, incorporated herein by reference, and to the references to our firm under the headings, “Financial Highlights” in the prospectuses and “Independent Registered Public Accounting Firm” in the statement of additional information.

/s/ KPMG LLP

KPMG LLP

Philadelphia, PA

August 1, 2005